Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com Dana Yacyk Corporate Communications mediarelations@footlocker.com

FOOT LOCKER, INC. REPORTS Second QUARTER 2024 FINANCIAL RESULTS;

REAFFIRMS 2024 OUTLOOK; ANNOUNCES STRATEGIC UPDATES IN SUPPORT OF LACE UP PLAN

●   Returned to Topline Growth with Total Sales Up 1.9% and Comparable Sales Up 2.6%

●   Achieved Gross Margin Expansion of 50 Basis Points Year-over-Year

●   Loss of $0.13 per Share and Non-GAAP Loss of $0.05 per Share

●   Inventory Decreased 10.0% Year-over-Year

●   Reaffirms Full-Year 2024 Non-GAAP EPS Outlook

●   Further Streamlining International Operations and Optimizing Corporate Office Footprint

NEW YORK, NY, August 28, 2024 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended August 3, 2024.

Mary Dillon, President and Chief Executive Officer, said, “The Lace Up Plan is working, as evidenced by our return to positive total and comparable sales growth as well as gross margin expansion in the second quarter. Our top line trends strengthened as we moved through the quarter, including a solid start to Back-to-School. We were also particularly pleased to deliver stabilization in our Champs Sports banner.  As planned, we relaunched our enhanced FLX Rewards Program in the United States during the quarter and have been encouraged by initial results. Our strategies are building momentum as we look to the remainder of the year, and we are reaffirming our full-year Non-GAAP EPS outlook.”

Ms. Dillon continued, “Through our Lace Up Plan, we are unlocking meaningful opportunities for our business as we are leveraging our strong brand partnerships, differentiating our in-store experiences through refreshes and new concept doors, and enhancing our customer connections via digital and loyalty. We are also continuing to simplify our business to enable greater focus on our core banners and markets and have taken steps to further streamline our operations in Asia and Europe, while expanding our licensing partnerships. In addition, to better support our strategic progress, to increase team member collaboration, as well as ongoing expense discipline, we made the decision to relocate our headquarters to St. Petersburg, Florida in 2025.  I remain confident that we are taking the right actions to position the Company for its next 50 years of profitable growth and create long-term shareholder value.”

Second Quarter Results

●	Total sales increased by 1.9%, to $1,896 million, as compared with sales of $1,861 million in the second quarter of 2023. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter increased by 2.5%. A non-recurring charge associated with the rollout of the Company’s enhanced FLX Rewards Program in the United States reduced sales by $11 million.

●	Comparable sales increased by 2.6%, led by global Foot Locker and Kids Foot Locker comparable sales growth of 5.2%.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●	Gross margin increased 50 basis points as compared with the prior-year period, including a 40-basis point drag from the non-recurring FLX Rewards Program charge in the second quarter. Excluding the non-recurring FLX Rewards Program impact, gross margin improved by 90 basis points as compared with the second quarter of 2023, which was led by reduced markdown levels in addition to occupancy leverage.

●	SG&A as a percentage of sales increased by 130 basis points as compared with the prior-year period, driven by technology investments, brand-building expenses, as well as higher inflation, partially offset by savings from the cost optimization program and ongoing expense discipline.

●	Second quarter net loss was $12 million, as compared with a net loss of $5 million in the corresponding prior-year period. On a Non-GAAP basis, net loss was $4 million, as compared with net income of $4 million in the corresponding prior-year period.

●	Second quarter loss per share was $0.13, as compared with a net loss of $0.05 per share in the second quarter of 2023. Non-GAAP earnings decreased to a loss of $0.05 per share in the second quarter, as compared with Non-GAAP earnings per share of $0.04 in the corresponding prior-year period. Both GAAP and non-GAAP second quarter earnings per share included a $0.09 per share negative impact from the non-recurring FLX charge in the quarter.

See the tables below for the reconciliation of Non-GAAP measures.

Balance Sheet

At quarter-end, the Company’s cash and cash equivalents totaled $291 million, while total debt was $445 million.

As of August 3, 2024, the Company’s merchandise inventories were $1.6 billion, 10.0% lower than at the end of the second quarter last year. Excluding the effect of foreign currency fluctuations, merchandise inventories decreased by 9.2% as compared with the second quarter of last year.

Store Base Update

During the second quarter, the Company opened 5 new stores and closed 31 stores. Also during the quarter, the Company remodeled or relocated 14 stores and refreshed 67 stores to our current design standards, which incorporate key elements of our current brand design specifications.

As of August 3, 2024, the Company operated 2,464 stores in 26 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 213 licensed stores were operating in the Middle East and Asia.

International Operations Updates

As part of its Lace Up Plan and ongoing efforts to simplify its business model and focus on core banners and regions, the Company is taking the following actions in Asia Pacific and Europe:

●   Closing its stores and ecommerce operations in South Korea;

●   Closing its stores and ecommerce operations in Denmark, Norway, and Sweden; and

●   Signed agreements with Fourlis Holdings Société Anonyme (Fourlis Group), a leading retail group and licensing operator in Southeast Europe, to transfer store and ecommerce operations in Greece and store operations in Romania.

Combined, these actions will result in the closure or transfer of operations for approximately 30 stores of the Company’s 140 stores in Asia Pacific and 629 stores in Europe. These changes are expected to be completed by mid-2025.

The Company has also entered into agreements with Fourlis Group for future store and ecommerce expansion in South East Europe. In combination with future expansion opportunities in Greece and Romania, the Company and Fourlis Group see an opportunity for over 100 stores in the region over the next several years.

Headquarters Relocation and Opening of Global Technology Services (GTS) Hub

To further support strategic progress against the Lace Up Plan, Foot Locker, Inc. is also announcing that it will move its global headquarters to St. Petersburg, Florida in late 2025.  As such, the Company plans to maintain only a limited presence in New York City going forward. The intent of the relocation is to further build on the Company’s meaningful presence in St. Petersburg and to enable increased collaboration among teams across banners and functions, while also reducing costs.

Separately, in September, Foot Locker will celebrate the opening of its Global Technology Services (GTS) Hub in Dallas, Texas. Led by Chief Technology Officer Adrian Butler, this new technology and innovation center will accelerate technology delivery and cross-functional collaboration with access to a best-in-class technology talent pool.

Reaffirming 2024 Non-GAAP EPS Outlook

The Company’s full year 2024 outlook, representing the 52 weeks ending February 1, 2025, is summarized in the table below.

Metric	Prior Guidance	Updated	Commentary
Sales Change	-1.0% to +1.0%	-1.0% to +1.0%	~1% headwind from lapping the 53rd week in 2023
Comparable Sales Change	+1.0 to +3.0%	+1.0 to +3.0%
Store Count Change	Down ~4%	Down ~4%
Square Footage Change	Down ~1%	Down ~2%	Slightly fewer WSS openings
Licensing Revenue	~$17 million	~$17 million
Gross Margin	29.8% to 30.0%	29.5% to 29.7%	Promotional pressure in international and WSS
SG&A Rate	24.4% to 24.6%	24.1% to 24.3%	Ongoing investment spending
D&A	$210 to $215 million	$210 to $215 million
EBIT Margin	2.8% to 3.2%	2.8% to 3.2%
Net Interest	~$12 million	~$10 million
Non-GAAP Tax Rate	35.0% to 36.0%	33.0% to 34.0%
Non-GAAP EPS	$1.50 to $1.70	$1.50 to $1.70	Includes a $0.09 drag from non-recurring FLX charge
Capital Expenditures	$290 million	$275 million	Slightly fewer WSS openings
Adj. Capital Expenditures*	$345 million	$330 million	Includes ~$55 million in technology investment reflected in operating cash flows

* Adjusted Capital Expenditures includes Software-as-a-Service contracts that are amortized through operating expenses over their contract terms.

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking EBIT, non-GAAP tax rate, and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. ET today, August 28, 2024, to review its second quarter 2024 results and provide an update on the business. An investor presentation will be available on the Investor Relations section of the Company’s corporate website before the start of the conference call. The call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call will be accessible approximately one hour following the end of the call through September 11, 2024, by calling 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, and 1-412-317-0088 internationally with passcode 2509598. A webcast replay will also be available at footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended February 3, 2024, filed on March 28, 2024. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended August 3, 2024 and July 29, 2023

(In millions, except per share amounts)

	Second Quarter		Year-to-Date
	2024	2023	2024	2023
Sales	$1,896	$1,861	$3,770	$3,788
Licensing revenue	4	3	9	7
Total revenue	1,900	1,864	3,779	3,795

Cost of sales	1,373	1,357	2,708	2,706
Selling, general and administrative expenses	476	442	937	873
Depreciation and amortization	51	50	102	101
Impairment and other	9	14	23	53
(Loss) income from operations	(9)	1	9	62

Interest expense, net	(3)	(4)	(4)	(5)
Other income (expense), net	(2)	—	(6)	(3)
(Loss) income before income taxes	(14)	(3)	(1)	54
Income tax (benefit) expense	(2)	2	3	23
Net (loss) income	$(12)	$(5)	(4)	31

Diluted (loss) earnings per share	$(0.13)	$(0.05)	$(0.04)	$0.33
Weighted-average diluted shares outstanding	95.0	94.2	94.8	95.0

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in allowing a more direct comparison of our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Non-GAAP Reconciliation

(unaudited)

Periods ended August 3, 2024 and July 29, 2023

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Year-to-Date
	2024	2023	2024	2023
Pre-tax (loss) income:
(Loss) income before income taxes	$(14)	$(3)	$(1)	$54
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	9	14	23	53
Other income / expense (2)	—	(2)	2	(1)
Adjusted (loss) income before income taxes (non-GAAP)	$(5)	$9	$24	$106

After-tax (loss) income:
Net (loss) income	$(12)	$(5)	$(4)	$31
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $1, $3, $4, and $9 million, respectively (1)	8	11	19	44
Other income / expense, net of income tax expense of $-, $-, $-, and $- million, respectively (2)	—	(2)	2	(1)
Tax reserves benefit (3)	—	—	—	(4)
Adjusted net (loss) income (non-GAAP)	$(4)	$4	$17	$70

	Second Quarter		Year-to-Date
	2024	2023	2024	2023
Earnings per share:
Diluted (loss) earnings per share	$(0.13)	$(0.05)	$(0.04)	$0.33
Diluted per share amounts excluded from GAAP:
Impairment and other (1)	0.08	0.12	0.20	0.47
Other income / expense (2)	—	(0.03)	0.02	(0.02)
Tax reserves benefit (3)	—	—	—	(0.04)
Adjusted diluted (loss) earnings per share (non-GAAP)	$(0.05)	$0.04	$0.18	$0.74

Notes on Non-GAAP Adjustments:

(1)

For the second quarter of 2024, impairment and other included a $9 million impairment of long-lived assets and right-of-use assets primarily related to the Company's decision to exit underperforming operations in South Korea, Denmark, Norway, and Sweden. The Company will be closing all stores operating in those regions as we focus on improving the overall results of our international operations. For year-to-date 2024, impairment and other also included a loss accrual for legal claims of $7 million and a $7 million impairment of long-lived assets and right-of-use assets related to the Company's decision to no longer operate, and to sublease, one of its larger unprofitable stores in Europe.

For the second quarter of 2023, impairment and other included transformation consulting expense of $7 million, impairment charges of $3 million, primarily accelerated tenancy charges on right-of-use assets for the closures of the Sidestep banner and certain Foot Locker Asia stores, $3 million of reorganization costs, primarily related to the closures of the Sidestep banner and certain Foot Locker Asia stores, and $1 million in other charges. For year-to-date 2023, impairment and other included transformation consulting expense of $26 million, impairment charges of $21 million, primarily accelerated tenancy charges on right-of-use assets for the closures of the Sidestep banner and certain Foot Locker Asia stores, $5 million of reorganizations costs, primarily related to the announced closure of a North American distribution center and the closures of the Sidestep banner and certain Foot Locker Asia stores, and $1 million in other charges.

(2)

For year-to-date 2024, the adjustments to other income / expense consisted of $2 million of our share of losses related to equity method investments.

For the second quarter of 2023, the adjustments of other income / expense consisted of a $2 million gain from the sale of our Singapore and Malaysian Foot Locker businesses to our license partner, which was partially offset by our share of losses related to equity method investments of $1 million for year-to-date 2023.

(3)	In the first quarter of 2023, the Company recorded a $4 million benefit related to income tax reserves due to a statute of limitations release.

Sales by Banner

(unaudited)

Periods ended August 3, 2024 and July 29, 2023

(In millions)

	Second Quarter				Year-to-Date
	2024	2023	Constant Currencies	Comparable Sales	2024	2023	Constant Currencies	Comparable Sales
Foot Locker	$754	$704	7.5%	5.9%	$1,513	$1,448	4.7%	3.2%
Champs Sports	268	293	(8.5)	(3.9)	535	621	(13.8)	(8.8)
Kids Foot Locker	154	146	5.5	—	337	313	7.7	3.1
WSS	155	145	6.9	(6.2)	315	295	6.8	(6.0)
Other	1	—	n.m.	n.m.	1	—	n.m.	n.m.
North America	1,332	1,288	3.6	1.7	2,701	2,677	1.0	(0.5)
Foot Locker	445	416	8.2	7.6	839	795	5.9	4.8
Sidestep	—	12	(100.0)	n.m.	—	26	(100.0)	n.m.
EMEA	445	428	5.1	7.6	839	821	2.6	4.8
Foot Locker	87	102	(13.7)	(2.2)	159	200	(18.5)	(5.5)
atmos	32	43	(18.6)	(9.6)	71	90	(11.1)	(4.0)
Asia Pacific	119	145	(15.2)	(4.5)	230	290	(16.2)	(5.0)
Total	$1,896	$1,861	2.5%	2.6%	$3,770	$3,788	—%	0.3%

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	August 3,	July 29,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$291	$180
Merchandise inventories	1,648	1,831
Other current assets	404	360
	2,343	2,371
Property and equipment, net	905	898
Operating lease right-of-use assets	2,173	2,266
Deferred taxes	130	94
Goodwill	764	774
Other intangible assets, net	393	415
Minority investments	150	629
Other assets	95	89
	$6,953	$7,536

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$487	$514
Accrued and other liabilities	424	419
Current portion of long-term debt and obligations under finance leases	5	6
Current portion of lease obligations	496	513
	1,412	1,452
Long-term debt and obligations under finance leases	440	444
Long-term lease obligations	1,978	2,071
Other liabilities	226	322
Total liabilities	4,056	4,289
Total shareholders' equity	2,897	3,247
	$6,953	$7,536

Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

	Twenty-six weeks ended
	August 3,	July 29,
($ in millions)	2024	2023
From operating activities:
Net (loss) income	$(4)	$31
Adjustments to reconcile net (loss) income to net cash from operating activities:
Non-cash impairment and other	16	21
Depreciation and amortization	102	101
Deferred income taxes	(29)	(3)
Share-based compensation expense	13	4
Gain on sales of businesses	—	(2)
Change in assets and liabilities:
Merchandise inventories	(143)	(194)
Accounts payable	123	23
Accrued and other liabilities	31	(97)
Other, net	17	(68)
Net cash provided by (used in) operating activities	126	(184)
From investing activities:
Capital expenditures	(132)	(105)
Minority investments	(1)	(1)
Proceeds from sales of businesses	—	10
Net cash used in investing activities	(133)	(96)
From financing activities:
Payment of debt issuance costs	(4)	—
Dividends paid on common stock	—	(75)
Shares of common stock repurchased to satisfy tax withholding obligations	(5)	(10)
Payment of obligations under finance leases	(3)	(3)
Proceeds from exercise of stock options	5	5
Treasury stock reissued under employee stock plan	2	3
Net cash used in financing activities	(5)	(80)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	—	3
Net change in cash, cash equivalents, and restricted cash	(12)	(357)
Cash, cash equivalents, and restricted cash at beginning of year	334	582
Cash, cash equivalents, and restricted cash at end of period	$322	$225

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			August 3,	Relocations/
	2024	Opened	Closed	2024	Remodels
Foot Locker U.S.	723	—	26	697	35
Foot Locker Canada	85	—	1	84	6
Champs Sports	404	—	12	392	—
Kids Foot Locker	390	1	13	378	24
WSS	141	2	—	143	1
Footaction	1	—	—	1	—
North America	1,744	3	52	1,695	66
Foot Locker Europe (1)	637	6	14	629	35
EMEA	637	6	14	629	35
Foot Locker Pacific	98	—	1	97	7
Foot Locker Asia	13	—	—	13	—
atmos	31	—	1	30	2
Asia Pacific	142	—	2	140	9
Total	2,523	9	68	2,464	110

Selling and gross square footage are as follows:

	July 29, 2023		August 3, 2024
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,354	4,028	2,364	4,004
Foot Locker Canada	250	412	257	423
Champs Sports	1,760	2,761	1,497	2,356
Kids Foot Locker	750	1,259	766	1,281
WSS	1,301	1,562	1,479	1,779
Footaction	3	6	3	6
North America	6,418	10,028	6,366	9,849
Foot Locker Europe (1)	1,172	2,399	1,215	2,465
Sidestep	10	20	—	—
EMEA	1,182	2,419	1,215	2,465
Foot Locker Pacific	219	334	244	369
Foot Locker Asia	52	98	52	98
atmos	35	61	28	47
Asia Pacific	306	493	324	514
Total	7,906	12,940	7,905	12,828

(1) Includes 13 and 8 Kids Foot Locker stores, and the related square footage, operating in Europe for February 3, 2024 and August 3, 2024, respectively.